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                                August 4, 1998

                                                                   Exhibit 10.1

Mr. Julio Gomez
51 Seven Star Lane
Concord, MA  01742

Dear Mr. Gomez:

     This letter agreement ("Agreement") sets forth the terms of your agreement with The Ashton Technology Group ("Ashton") regarding your employment with Gomez Advisors, Inc. ("Gomez Advisors" or the "Company"), a newly formed and wholly owned subsidiary of Ashton.

     1.  Position/Responsibilities.  You will be employed as President and Chief
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Executive Officer ("CEO") of the Company.  Your responsibilities are set forth on Exhibit A attached hereto.

     2.  Gomez Advisors.  Gomez Advisors will be engaged in the provision of
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strategic advice to financial services companies concerning the business potential of the Internet as a tool for use in marketing and the interactive distribution of financial products. Gomez Advisors will provide a range of services including strategy development, marketing, product and interface design, and implementation planning. You as President and CEO of the Company will use your best efforts to cause the Company to fulfill the foregoing objectives.

     3.  Term.  The term of your employment hereunder (the "Term") commenced on
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May 15, 1997 and shall continue until May 15, 2000 unless terminated earlier by you or by the Company as provided below.

     4.  Base Salary and Benefits.  From the date hereof through and including
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August 31, 1997, you shall be paid a salary of $10,000 per month. From September
1, 1997 through the end of the Term, you, in your own discretion using your business judgment, will be entitled to increase your monthly salary to a maximum of $15,000 per month. You will be entitled to the standard benefits as in effect from time to time for Ashton executives commensurate with your position, a current schedule of which benefits is attached hereto as Exhibit B. You will be entitled to twenty days of vacation annually in addition to official Company holidays.

     5.  Gomez Advisors Board of Directors.  The board of directors of Gomez
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Advisors (the "GA Board") will consist of three members, which members initially shall be you, K. Ivan F. Gothner ("Gothner") and Fredric Rittereiser ("Rittereiser"). Should Rittereiser cease to serve on the GA Board, Ashton shall appoint a successor subject to your express consent. Your
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position on the Board shall cease automatically at such point you are no longer an officer or employee of Gomez Advisors. Ashton shall appoint John M. Robb or Alexander Stein to be your successor on the GA Board so long as such appointee is still an officer or employee of Gomez Advisors. Ashton can remove you from the GA Board only for cause.

     6.  Funding of Gomez Advisors Operations.  Ashton will provide the funds
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necessary to finance the operations of Gomez Advisors in an aggregate amount up to $1,500,000 (such amount, the "Commitment"). Ashton will provide the Commitment (or any portion thereof) upon written request therefor by the GA Board.

     7.  Sale of Gomez Advisors.  In the event that the Company intends to
         ----------------------
sell all or substantially all of the business, assets, stock or other evidence of beneficial ownership of Gomez Advisors (a "GA Sale"), the Company shall provide you written notice (the "Offer Notice") of the material terms and conditions (including the anticipated closing date) of the proposed GA Sale. You shall have the right to be the purchaser in the proposed GA Sale to the same extent and on the same terms and conditions as set forth in the Offer Notice by providing the Company with written notice of your intent to do so within ten days of your receipt of the Offer Notice. Your failure to timely respond shall constitute an irrevocable waiver of your right to be the purchaser in the proposed GA Sale. If you do choose to be the purchaser in the proposed GA Sale, such GA Sale must be consummated by the later of (i) sixty (60) days from the date of your notice to the Company of your intention to purchase and (ii) the anticipated closing date of the proposed GA Sale described in the Offer Notice.

     8.  Change in Executive Management.  If after May 15, 2000 there is a
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change in the executive management of Ashton such that Rittereiser is no longer chief executive of Ashton, you will retain the right to utilize the name "Gomez" as a corporate name for business purposes. Until such time, you hereby relinquish to the Company the right to utilize the name "Gomez Advisors" as a corporate name for business purposes.

     9.  Expense Reimbursements.  The Company will reimburse you for
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all reasonable business expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to Ashton policies.

     10.      Termination/Severance Pay.  Either you or Ashton shall
              -------------------------
have the right to terminate your employment at any time with or without cause by giving written notice to that effect. The termination of employment shall be effective on the prospective date specified in such notice (the "Effective Termination Date").

     (i) If Ashton terminates your employment without cause or if you terminate your employment for "good reason," subject to the last sentence of this paragraph, Gomez Advisors will pay you as severance pay for a period beginning on the Effective Termination Date and ending six months from such date (the "Severance Period") your then current monthly salary (the "Salary"). The Salary will be paid on Gomez Advisor's normal payroll cycle during the Severance Period, provided, that if you become employed elsewhere during the Severance Period the amounts otherwise payable to you under this Section 10(i) shall be reduced by the total amount of any compensation you receive from such employment during the Severance Period.
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For purposes of the severance pay offset provisions of this Section, the terms
"employed" and "employment" shall mean the providing of any services for compensation whether as a full-time or part-time employee or as a consultant or otherwise. In consideration of the severance pay herein provided you agree to deliver to Gomez Advisors on or promptly following the Effective Termination Date a Separation and Release in the form used by Gomez Advisors at that time, subject to your agreement of the terms and conditions set forth therein, provided, that in the event you do not deliver the Separation and Release in the form then used by Gomez Advisors your right to receive the severance pay herein provided shall terminate. For purposes of this Agreement, "good reason" shall mean Ashton's failure to perform in a timely manner its material obligations under this Agreement, and shall not mean your removal from your then current position with Gomez Advisors with your express written consent or in connection with any termination of your employment by Ashton or Gomez Advisors as the result of your disability or "for cause."

     (ii) Ashton shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice for that purpose. "Cause" means
(1) your failure to perform in a timely manner your material obligations under this Agreement; (2) commission by you of a willful act of dishonesty in the course of your duties with Gomez Advisors; (3) engagement by you in negligence or conduct injurious to Ashton, Gomez Advisors or their affiliates; (4) your failure to comply with a written instruction from the GA Board within your mandate as set forth herein; (5) your conviction of a crime of moral turpitude or of a felony; or (6) your chronic alcoholism or drug abuse. If you are terminated for cause, Gomez Advisors will pay your unpaid Salary through the effective date of the termination.

     11.  Death.  If you die during your employment hereunder, this Agreement
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shall terminate upon the date of your death. Thereafter, Gomez Advisors shall pay to the personal representative of your estate your unpaid Salary through the date of death. Your estate shall also receive the benefit of any options and warrants that are vested at the time of your death.

     12.  Options.  You are hereby granted a five-year option to purchase
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150,000 shares of Common Stock of Ashton at an exercise price per share equal to the closing market price of Common Stock of Ashton on September 2, 1997 (the "Ashton Option"). The Ashton Option shall vest 33% on May 15, 1998, an additional 33% on May 15, 1999 and the final 34% on May 15, 2000. In the event of a change of ownership control in Ashton prior to May 15, 2000, all unvested portions of the Ashton Option shall immediately and automatically vest. You are also hereby granted a warrant to purchase 250,000 shares of Common Stock of Universal Trading Technologies Corporation ("UTTC"), a subsidiary of Ashton, at an exercise price of $1.00 per share (the "UTTC Warrant"). You may exercise the UTTC Warrant at any time during the five-year period commencing on the earlier of (a) September 30, 1999, (b) UTTC's first sale of Common Stock to the public pursuant to a registration statement under the Securities Act of 1933, as amended, which as been declared effective by the Securities and Exchange Commission, other than a registration statement on Form S-8 or any similar form, or (c) a sale of all or substantially all of the assets of UTTC.
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     You are hereby granted "Founders" options to purchase 1,500,000 shares of
Common Stock of Gomez Advisors at an exercise price per share of $0.01/share.
The Founders options are fully vested, may be exercised at any time, and will expire on December 31, 2004. You are also hereby eligible to receive "Incentive" options to purchase up to an additional 1,000,000 shares of Common Stock of Gomez Advisors at an exercise price per share of $1.00/share and expire on December 31, 2004. The Incentive options shall be granted to you as follows: an option to purchase 500,000 shares shall be granted immediately to you and an option to purchase an additional 500,000 shares shall be granted to you on July 15, 1999; the date the registration statement for an initial public offering of Gomez Advisors' Common Stock is declared effective; or a change of ownership control of Gomez Advisors, whichever occurs first. Once granted by the Board, Incentive options are fully vested, but may not be exercised by you until one year from their grant, or a change in the ownership control of Gomez Advisors, whichever occurs first.

     13.  Exclusivity.  In return for the compensation payments set forth in
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this agreement, you agree to devote substantially all of your professional time and energies to Gomez Advisors.

     14.  Confidentiality.  In the course of your performance of your duties at
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Gomez Advisors, each of Ashton and Gomez Advisors will divulge to you certain of its respective proprietary information, including, but not limited to, information and data relating to or concerned with its business, finances and other affairs. You agree that you will not divulge such proprietary information to anyone at any time whether or not you are in the employ of Ashton and/or
Gomez Advisors, except as may otherwise be required in connection with the business and affairs of Ashton or Gomez Advisors, as the case may be. You agree to use your reasonable efforts to prevent such disclosure by others.

     15.  Assignment of Rights.  You agree that any inventions, developments,
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discoveries, improvements, processes, methods, compositions, concepts, ideas or inventions (whether or not patentable, or copyrightable or constituting trade secrets or proprietary information) conceived, made, created, developed or reduced to practice by you, alone or with others, during the Term and applicable to the type of businesses engaged in by or any prospective activity of Ashton and Gomez Advisors during such period (collectively, the "Intellectual Property") shall be the sole and exclusive property of Gomez Advisors. By your signature below you hereby assign all of your right, title and interest in the Intellectual Property to Gomez Advisors and agree to execute and deliver all documents requested by Gomez Advisors (including, without limitation, applications for domestic or foreign patents, copyrights, or other proprietary rights) to protect the respective rights of Gomez Advisors thereto. All copyrightable works that you create during the Term shall be deemed "works made for hire".

     16.  Non-competition.  You further agree that during your employment with
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Gomez Advisors and for nine months after the termination of such employment for any reason, you will not at any time engage in or participate as an officer, employee, director, agent, consultant, representative, stockholder, investor or partner, or have any financial interest, in any business which "competes" with Ashton or any of its subsidiaries (other than Gomez Advisors) or successors.
For the purposes hereof, a "competing" business shall mean any business which directly or potentially competes with any of the businesses of Ashton as such businesses shall
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exist during your employment with Gomez Advisors, for example, the development and commercialization of networked transaction systems for participants in the financial markets of the type engaged in or contemplated by Ashton or Gomez Advisors at the time of termination of your employment. For the avoidance of doubt, a "competing" business shall not mean any business which directly or potentially competes with the business of Gomez Advisors, which is providing strategic advice to financial services companies regarding the Internet or the interactive distribution of financial products. Ownership by you of publicly traded stock of any corporation conducting any "competing" business shall not be deemed a violation of this Section 16 provided you do not own more than one percent (1%) of the stock of any such corporation.

     Additionally, for a period of nine months after the termination of your employment hereunder you will not, directly or indirectly:

     (a) solicit or entice away from the Company or Ashton (i) the employment or other services of any executive employee of Ashton or Gomez Advisors or (ii) the business of either (A) any customer of Gomez Advisors to whom you rendered services during the nine month period prior to your termination of employment (a "Specific Customer"), or (B) any person or entity whose business you solicited by multiple personal contacts during the nine month period prior to your termination (a "Specific Contact"), or

     (b) participate in any activity for any Specific Customer or Specific Contact which is the same as or substantially similar to those activities which you performed for such Specific Customer or proposed to perform for such Specific Contact, unless to do so would not have a material adverse effect on the business conducted between Gomez Advisors and such Specific Customer or Specific Contact.

     Further, for a period of nine months after the termination of your employment hereunder you will not, directly or indirectly, hire any executive employee of Ashton or Gomez Advisors.

     17.  Arbitration.  Disputes arising under or in any respect in connection
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with this Agreement, including in respect of the execution, delivery or performance hereof (but excluding disputes as to the compliance by the arbitrators under the provisions of this Section applicable to them), shall be arbitrated in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one selected by each party hereto and the third selected by the two so selected (or, in the absence of agreement, the third arbitrator shall be selected by the President of the Association of the Bar of The City of New York at the time sitting), and with all decisions of the arbitrators requiring the affirmative vote of at least two of the arbitrators. Any judgment on any award rendered by the arbitrators in accordance with such rules may be entered in any court of competent jurisdiction. The parties intend to confer on the arbitrators the authority to resolve disputes between the parties in respect of this Agreement and agree that no decision by the arbitrators shall have the effect of amending this Agreement in any respect. The costs of any such arbitration, including expenses (and legal fees) of the other party thereto, shall be borne by the party which is the losing party in the arbitration or, if the arbitrators' decision is unclear in that regard, as the arbitrators shall determine in accordance with the purpose of this provision to achieve the rules that arbitrations be commenced hereunder in circumstances of actual disputes and not frivolously or for
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harassment purposes. The parties hereto agree that any proceedings pursuant to this Section 17 shall be kept strictly confidential and shall not be disclosed to any third party except pursuant to court order.

     18.  Miscellaneous.  Together with the attached exhibits, this letter
          -------------
agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject manner. This Agreement is governed by the substantive laws of the State of New York. This Agreement may be amended only in writing signed by both parties hereto. This Agreement shall inure to the benefit of Ashton and any successor of Ashton by reorganization, merger, consolidation or liquidation, or any assignee or transferee of all or substantially all of the business or assets of Ashton or of any division or line of business of Ashton with which you are at any time associated. No provision of this Agreement shall be for the benefit of or enforceable by any third party. Nothing in this Agreement, expressed or implied, is intended to or shall be construed to confer upon or to give any persons or party other than the parties hereto any rights, remedies or claims under or by reason of this Agreement.

     Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original for our records.

                                           Sincerely,



                                           By:_____________________
                                           Fredric W. Rittereiser
                                           President and Chief Executive Officer
                                           The Ashton Technology Group, Inc.


ACCEPTED AND AGREED


-------------------------
Julio Gomez


-------------------------
Date
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                                   EXHIBIT A

                   RESPONSIBILITIES OF THE PRESIDENT AND CEO
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All of the following responsibilities are subject to the direction and approval of Gomez Advisors' board of directors.

 . Supervise Gomez Advisors employees, agents, representatives, etc., including, subject to authority of Gomez Advisors' board of directors, authority over hiring and firing.

 .  Exercise authority over day-to-day operations of Gomez Advisors.

 . Prepare business plans ("Business Plans") of Gomez Advisors, including budgets and forecasts of revenue and income, and amendments thereto, which Business Plan shall be submitted to the Gomez Advisors board of directors for approval.

 . Be responsible and accountable for the implementation and execution of the Business Plans.

 . Report to the Gomez Advisors and Ashton boards of directors on the business and financial condition, and significant aspects of the business operations, of Gomez Advisors.


Notwithstanding the foregoing, the President of Gomez Advisors shall not be authorized or otherwise vested with the power to do or cause to be done any of the following without the express written consent of a majority of the Gomez Advisors board of director:

 .  change the line of business of Gomez Advisors

 .  create any subsidiaries of Gomez Advisors

 . incur indebtedness of Gomez Advisors, including without limitation obligations for money borrowed or evidenced by notes or other instruments, obligations under leases required to be accounted for as capital leases under generally accepted accounting principles, the amount available to be drawn under letters of credit under which Gomez Advisors is the account party, and guarantees of any of the foregoing.

 .  make loans to or guarantee the obligations of any third party.

 . enter into or amend any contract, agreement, commitment, arrangement or transaction (i) in which Gomez Advisors purports to bind any affiliate of Gomez Advisors without the express written consent of the party to be bound or (ii) not provided for in the business plan approved by the Gomez Advisors board of directors.